                             SEPARATION AGREEMENT


         THIS SEPARATION AGREEMENT is dated as of August 1, 1997 and is made by and between BRIAN F. BELCHER ("Belcher"), an individual who resides at 829 Juniper Drive, Lafayette Hill, PA 19444, as well as each and every dependent, heir, executor and assign of Belcher, and BRANDYWINE REALTY TRUST ("BRT"), a Maryland real estate investment trust, having its headquarters at 16 Campus Boulevard, Newtown Square, Pennsylvania 19073, together with each and every one of its predecessors, successors (by merger or otherwise), parents, subsidiaries (including but not limited to Brandywine Realty Services Corporation ("BRSC")), affiliates, divisions, trustees, directors, officers, employees and agents, whether present or former.

         WHEREAS, Belcher entered into an Employment Agreement dated as of July 31, 1996 (the "Employment Agreement") with BRSC;

         WHEREAS, BRSC assigned its rights and delegated its obligations under the Employment Agreement to BRT;

         WHEREAS, the parties intend that Belcher's employment with BRT will terminate on August 1, 1997 and that the Employment Agreement will terminate on that date;

         WHEREAS, Belcher and BRT desire to part on an amicable basis.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, Belcher and BRT, acting of their own free will and intending to be legally and irrevocably bound, hereby agree as follows:

         1. Employment Termination. Belcher agrees that his employment with BRT is terminated, effective as of August 1, 1997, and Belcher resigns from all positions with BRT, effective as of August 1, 1997. Without limiting the generality of the foregoing, all rights and obligations of BRT and Belcher under the Employment Agreement shall terminate, effective as of August 1, 1997. Belcher waives any and all rights to reinstatement and/or consideration for future employment with BRT.

         2. Salary Continuation. BRT agrees to pay Belcher salary continuation in the total amount of One Hundred Twenty-Five Thousand Dollars ($125,000.00) for the period from August 1, 1997 to August 1, 1998. This salary continuation will be paid in the same manner and with the same federal, state and local tax withholdings as Belcher's current salary.

         3. COBRA. For the one-year period commencing August 1, 1997, BRT will provide, at its expense, Belcher with family coverage under the Company's group medical plan subject to the terms of the plan as in effect from time to time. All co-pays, deductibles and uninsured amounts will be the responsibility of Belcher. Belcher's employment, for purposes of continuation of benefits for himself and eligible dependents at his (or their) own cost under COBRA, shall terminate on August 1, 1997. Accordingly,
 Belcher's statutory right under COBRA to continue participation in BRT's group medical coverage for a period of up to eighteen (18) months, at his own cost, shall commence on August 1, 1997. Belcher agrees to promptly notify BRT by written notice to the President and Chief Executive Officer of BRT if he becomes eligible to participate in a comparable medical plan with a new employer.

         4. Transfer of Partnership Interest. Belcher hereby transfers, effective automatically on August 1, 1997, all of his right, title and interest as a partner in Brandywine Realty Services Partnership ("BRSP") to BRSP in exchange for $25.00 and shall, on such date, withdraw as a partner of BRSP.

         5. Fee Sharing. If at any time prior to April 30, 1998 Belcher renders services to Safeguard Scientifics, Inc. ("SSI") or any affiliate of SSI as of the date of this Agreement (an "SSI Affiliate"), then he shall remit to BRT forty percent (40%) of all fees earned on account of such services promptly following his receipt of payment, whether or not he receives payment before or after April 30, 1998. The foregoing obligation shall not apply to services rendered by Belcher to SSI or an SSI Affiliate on or after April 30, 1998.

         6.   Confidentiality.

              (a) Belcher agrees that he will not disclose or use, for his direct or indirect benefit or the direct or indirect benefit of any third party, any Confidential Information (as hereinafter defined) of BRT. "Confidential Information" means any and all proprietary or non-public information of BRT, including without limitation, information as to BRT's business and financial strategy and BRT's relationships with actual and prospective sellers or buyers of real estate or tenants of real estate. Confidential Information does not include information that is generally known or readily accessible in the real estate industry.

              (b) Belcher agrees that he will, effective as of August 1, 1997: (i) discontinue all use of Confidential Information; (ii) return to BRT all material furnished by BRT that contains Confidential Information; and
(iii) erase any Confidential Information contained in computer memory under his ownership or control.

              (c) Belcher agrees to return to BRT on August 1, 1997 any documents and material whatsoever relating to the business of BRT. He also agrees that he will not make or retain copies of the foregoing.

         7. Restricted Activities. Between August 1, 1997 and August 22, 1998: (A) Belcher agrees that he will not accept employment with, or act as a consultant to: (i) any real estate investment trust or real estate company that owns, purchases or sells office or industrial properties within any of the counties in which BRT (or any subsidiary) currently owns a property or
(ii) any of the companies (and any their respective subsidiaries and affiliates) listed on Exhibit A attached hereto and (B) Belcher agrees that he will not act as a broker or tenant representative for any of the tenants (or any of their subsidiaries or affiliates) of the Company or any of its subsidiaries that have leases that are scheduled to expire on or before December 31, 1998. The foregoing sentence shall not restrict Belcher from acting as a broker or tenant representative to any person or entity not covered by clause (B) thereof. In the event that, prior to August 22, 1998, any tenant with a lease scheduled to expire on or before December 31, 1998 contacts Belcher regarding his provision of services to it, Belcher will promptly notify either the Chairman of the Board or the President and Chief Executive Officer of the Company as to the substance of such contact.
Belcher acknowledges that his agreement in this Paragraph 7 is reasonable in time and scope and is necessary to protect the business interests of BRT. Belcher further acknowledges that irreparable harm would be suffered by BRT if he were to violate such agreement and, accordingly, agrees that, in addition to legal relief and remedies, BRT will be entitled to equitable
relief and remedies to enforce his compliance with such agreement.   Belcher
further acknowledges the adequacy of the consideration he is receiving under this Agreement in consideration for his agreement contained in this Paragraph
7. Without limiting the foregoing, and in addition to all other rights and remedies available to BRT, if Belcher violates his agreement in this Paragraph 7, he will immediately be required to pay to BRT an amount equal to all amounts paid to him by BRT pursuant to Paragraph 2 and BRT will have no further obligation to make payments to him pursuant to Paragraph 2 or to provide, at its expense, medical coverage for him or his family pursuant to Paragraph 3.

         8. Waiver and Release of Claims. Belcher completely releases, relinquishes, waives and discharges BRT, its officers, trustees, directors, employees, agents, successors and assigns from all claims, liabilities, demands and causes of action, known or unknown, filed or contingent, which he may have or claim to have against BRT as of the date of termination of his employment arising out of or in any way related to his employment with BRT or the termination of that employment. Belcher agrees that he has executed this Agreement on his own behalf, and also on behalf of his dependents, heirs, agents, representatives and assigns. This release includes, but is not limited to, a release of any rights or claims he may have under:

              (a) the Age Discrimination in Employment Act, which prohibits age discrimination in employment;

              (b) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex;

              (c) the Americans with Disabilities Act, which prohibits discrimination on the basis of a covered disability;

              (d) the Employer Retirement and Income Security Act, which prohibits discrimination on the basis of entitlement to certain benefits;

              (e) any other federal, state or local laws or regulations prohibiting employment discrimination;

              (f)  breach of any express or implied contract claims;

              (g) wrongful termination or any other tort claims, including claims for attorney's fees, whether based on common law or otherwise;

              (h) all claims to acquire or exercise any other rights or entitlements of stock, warrants, options, or other securities of BRT; provided that nothing contained herein shall terminate or restrict Belcher's rights under the warrants held by him on the date hereof exercisable for an aggregate of 40,000 common shares of beneficial interest of BRT at any time before 5:00 p.m. on August 22, 2002, as more fully provided in said warrants, or under the units of limited partnership interest held by him in Brandywine Operating Partnership, L.P.

         BRT agrees to release, relinquish, waive and discharge Belcher of all claims, liabilities, demands and causes of action, known or unknown, which it may have or claim to have against Belcher as of the date of the signing of this Agreement.

         The foregoing releases do not waive Belcher's or BRT's respective rights to enforce claims arising under this Agreement or any claims which by law may not be waived.

         9. Cooperation. Belcher agrees to cooperate with BRT and its executives in facilitating an orderly transition with respect to matters relating to his responsibilities as a BRT executive, and, in furtherance of such agreement, agrees to provide, at no additional compensation, reasonable consultation to BRT's Chairman of the Board, President and Chief Executive Officer and such other executives, including BRT's Chief Financial Officer, as they may identify from time to time. Belcher agrees that he will not in the future voluntarily assist any individual or entity in preparing, or prosecuting any action or proceeding against BRT, its trustees, directors, officers, employees, or affiliates, including but not limited to, any administrative agency claims. Belcher also agrees that he will, at BRT's expense (and subject to payment to Belcher of reasonable compensation and without unreasonably interfering with his future employment obligations), cooperate with and assist BRT in its defense of any such action or proceeding.

         10. Arbitration of Disputes Under this Agreement. The parties agree that any and all disputes arising out of the performance or breach of this Agreement or any promise or covenant herein shall be resolved by submission to arbitration in Philadelphia, Pennsylvania under, and in accordance with, the rules and procedures of the American Arbitration Association.

         11. Enforcement. All remedies at law and equity shall be available for the enforcement of this Agreement. This Agreement may be pleaded as a full bar to the enforcement of any claim in any way related to or arising out of Belcher's employment with BRT and/or the termination of his employment to the extent of the waivers set forth in Paragraph 8 above.

         All sums due to Belcher hereunder shall be paid without reduction for compensation earned by Belcher in any subsequent employment and shall be payable to Belcher or his estate notwithstanding Belcher's death, disability or any other factor.

         12. Opportunity to Review and Right to Revoke. Belcher acknowledges that he is acting of his own free will, that he has been afforded twenty-one (21) days to read and review the terms of this Agreement, that he has been advised to, and has had an opportunity to, seek the advice of counsel, and that he is voluntarily entering into this Agreement with full knowledge of its respective provisions and effects. Belcher also acknowledges that he has seven (7) days following his signing of this Agreement to revoke this Agreement in which case BRT will have no obligation to make any payment to him.

         13. Contractual Effect. The parties understand and acknowledge that the terms of this Agreement are contractual and not a mere recital. Consequently, they expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, and that it shall be binding upon the respective parties as well as their heirs, executors, successors, administrators and assigns.

         14. Invalidity. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be illegal or unenforceable in any respect, such illegality or unenforceability shall not affect the validity of any other provision of this Agreement.

         15. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

         IN WITNESS WHEREOF, Belcher and BRT each acknowledge that they are acting of their own free will, that they have had a sufficient opportunity to read and review the terms of this Agreement, they have each received the advice of their respective counsel with respect hereto, and that they have voluntarily caused the execution of this Agreement and by reference herein as of the day and year set forth below.

        /s/ Brian F. Belcher           Witness: /s/ Anthony A. Nichols, Sr.
---------------------------------               ---------------------------
           Brian F. Belcher


On behalf of Brandywine Realty Trust:


By:     /s/ Gerard H. Sweeney          Witness: /s/ Anthony A. Nichols, Sr.
        -------------------------               ---------------------------

Title:  President and Chief Executive Officer



                                       JOINDER

         Pursuant to Paragraph 4 of the above agreement, Brandywine Realty Services Partnership ("BRSP") hereby pays to Brian F. Belcher the sum of $25.00 in exchange for his entire right, title and interest as a partner in BRSP.

                                       BRANDYWINE REALTY SERVICES
                                       PARTNERSHIP



                                       By:  /s/ Gerard H. Sweeney
                                          ---------------------------------
                                            Gerard H. Sweeney, a General Partner

                                Exhibit A
                                ---------


-        Pitcairn Companies

-        Berwind Companies

-        Partnerships/Corporations affiliated with Ira Lubert

-        Preferred Properties

-        O'Neil Properties

-        LCOR, Inc.

-        Kevin F. Donahue & Co.

-        Bell Atlantic Properties

-        Advanta Corporation

-        GMAC